Exhibit 23.1

Tel: 616-774-7000 Fax: 616-776-3680 www.bdo.com	200 Ottawa Avenue NW, Suite 300 Grand Rapids, Ml 49503

Consent of Independent Registered Public Accounting Firm

Mercantile Bank Corporation Grand Rapids, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 3, 2023, relating to the consolidated financial statements and the effectiveness of Mercantile Bank Corporation’s internal control over financial reporting, of Mercantile Bank Corporation appearing in the Company’s Annual Report on Form 10- K for the year ended December 31, 2022.

Grand Rapids, Michigan

June 12, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.